Exhibit 99

For Immediate Release


                    Sports Information and Publishing Company
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                                 Changes Name to
                                 ---------------

                           In Vivo Medical Diagnostics
                           ---------------------------


                Company To Commence Trading with new Symbol: IVVO
                                                             ----


Inverness, Scotland, September 27, 2004 - Sports Information & Publishing Corporation (OTCBB: SIPC) has changed its corporate name and symbol to In Vivo Medical Diagnostics, Inc. and the company will trade with the symbol IVVO, effective today. The name change more clearly reflects the business of the company's recent acquisition, Hall Effect Medical Products Inc.

In Vivo Medical Diagnostics is a company that is developing medical diagnostic products for personal and professional use. Several of these products are based on technology that utilizes the Hall Effect, a phenomenon discovered more than 100 years ago, for which company scientists are developing practical applications. Other products are based on proprietary computer algorithms as they relate to signal processing.

In Vivo Medical Diagnostics, Inc. consists of the former Hall Effect Technologies Ltd., which is now IVMD (UK) Ltd., and Jopejo Ltd. IVMD is in the final stage of developing its first groundbreaking medical device for the cardio-vascular market. Other medical conditions being addressed by IVMD's patented technology include the diabetes market and those conditions where imaging is essential. The company's technology is based on the Hall Effect and although it has been known since 1879 when E.H. Hall discovered it, it is only through recent developments in semi-conductor technology and computing power that scientists have been able to analyze the magnetic properties of bone and tissue, thereby enabling the Hall Effect to be considered in medical uses. In Vivo Medical Diagnostics has a substantial patent portfolio relating to its technology. Jopejo Ltd. is also in the late stages of developing new and technically superior monitoring devices that utilize signal processing for the late-term pregnancy market.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "believe", "expects", "projects", "forecasts", "intends", "will", "anticipated", "could", or "may", and similar conditional expressions are intended to identify forward-looking statements within the meaning of the act and are subject to the safe harbor created by the act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.

Contact:          In US    Bev Jedynak
                           Martin E. Janis & Company, Inc.
                           312-943-1100 ext. 12
                           bjedynak@janispr.com

                  In UK    Brian Cameron
                           In Vivo Medical Diagnostics
                           44-1463-667-347